Exhibit 3.21

LIMITED LIABILITY COMPANY AGREEMENT

OF

SMARTROVE LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into effective as of October 21, 2011 (the “Effective Date”), by and between Venkat Kalkunte and Ramsesh Kalkunte.

Explanatory Statement

The parties have agreed to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq., in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

SECTION 1

Defined Terms

The following capitalized terms shall have the meanings specified in this Section 1. Other terms are defined in the text of this Agreement and throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

1.1 “Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq., as amended from time to time.

1.2 “Agreement” means this Limited Liability Company Agreement, as amended from time to time.

1.3 “Capital Account” means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

1.3.1 an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s distributive share of Profit, and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Section IV; and

1.3.2 an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder’s distributive share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section IV.

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest.

1.4 “Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed or deemed contributed under the Code.

1.5 “Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Members. Cash Flow shall be increased by the reduction of any reserve previously established.

1.6 “Certificate of Formation” means the Certificate of Formation of the Company filed with the Office of the Secretary of State of the State of Delaware on October 21, 2011.

1.7 “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

1.8 “Company” means the limited liability company formed in accordance with this Agreement and upon the filing of the Certificate of Formation.

1.9 “Company Assets” means the real or personal properties owned by or on behalf of the Company.

1.10 “Delaware Secretary of State” means the Office of the Secretary of State of the State of Delaware.

1.11 “Interest” means an Interest Holder’s share of the Profits and Losses of, and the right to receive distributions from the Company.

1.12 “Interest Holder” means any Person who holds an Interest, whether as a Member or an assignee of a Member who has not been admitted to the Company as a Member.

1.13 “Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

1.13.1 the Member makes an assignment for the benefit of creditors;

1.13.2 the Member files a voluntary petition of bankruptcy;

1.13.3 the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

1.13.4 the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation;

1.13.5 the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties;

1.13.6 the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in (i) through (v) above;

1.13.7 within one hundred twenty (120) days any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been discharged, or within ninety (90) days after the appointment of a trustee, receiver, or liquidator for the Member of all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed for ninety (90) days after the expiration of the stay during which period the appointment is not vacated;

1.13.8 if the Member is an individual, the Member’s death or adjudication by a Court of competent jurisdiction as incompetent to manage the Member’s person or property;

1.13.9 if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

1.13.10 if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited partnership;

1.13.11 if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or,

1.13.12 if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

1.14 “Member” means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company in accordance with the terms of this Agreement.

1.15 “Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

1.16 “Negative Capital Account” means a Capital Account with a balance of less than zero.

1.17 “Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member’s Interest that has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

1.18 “Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

1.19 “Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with §§ 703-704 of the Code and the regulations under those Code sections.

1.20 “Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

1.21 “Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

1.22 “Voluntary Withdrawal” means a Member’s dissociation with the Company by means other than a Transfer in compliance with this Agreement or an Involuntary Withdrawal.

SECTION 2

Formation and Name; Office; Purpose; Term

2.1 Organization. The Members organized this limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, caused a Certificate of Formation to be prepared, executed and filed with the office of the Delaware Secretary of State on October 21, 2011.

2.2 Name of the Company. The name of the Company is “Smartrove LLC”. The Company may do business under that name and under any other name or names which the Managers select in their sole discretion. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a fictitious name certificate or any other document as required by applicable law.

2.3 Purpose. The Company is organized solely to purchase, acquire, buy, sell, own, trade in, hold, develop, lease, manage, and otherwise deal in and with the Company assets and to do any and all things necessary, convenient, or incidental to that purpose.

2.4 Term. The term of the Company began upon the acceptance of the Certificate of Formation by the office of the Delaware Secretary of State and shall continue in existence until terminated pursuant to Section 7 of this Agreement.

2.5 Registered Agent. The name of the Company’s registered agent in the State of Delaware is Registered Agents Legal Services, LLC. The registered office of the registered agent is located at 1220 North Market Street, Suite 806, City of Wilmington, County of New Castle, Delaware 19801.

2.6 Members. The name, present mailing address, and Percentage of each Member are set forth on Exhibit A hereto.

SECTION 3

Members; Capital; Capital Accounts

3.1 Capital Contributions. Each Member’s Capital Account as of the Effective Date is set forth on Exhibit A.

3.2 No Additional Capital Contributions Required. Neither Member shall be required to contribute any additional capital to the Company, and neither Member shall have any personal liability for any obligations of the Company.

3.3 No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

3.4 Return of Capital Contributions. Except as otherwise provided in this Agreement, neither Interest Holder shall have the right to the return of any Capital Contribution.

3.5 Form of Return of Capital. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Interest Holder in return of the Capital Contribution.

3.6 Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder.

3.7 Loans. Either Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member shall agree.

SECTION 4

Profit, Loss, and Distributions

4.1 Distributions of Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to the Interest Holders in proportion to their Percentages no later than seventy-five (75) days after the end of the taxable year.

4.2 Allocation of Profit or Loss. Profit or Loss shall be allocated to the Interest Holders in proportion to their Percentages.

4.3 Liquidation and Dissolution.

4.3.1 If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Section 4.2, if any, and distributions, if any, of cash or property pursuant to Section 4.1.

4.3.2 Neither Interest Holder shall be obligated to restore a Negative Capital Account.

4.4 General.

4.4.1 Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Members.

4.4.2 The Company Assets may be distributed in kind to the Interest Holders, and those shall be valued on the basis of their fair market value. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.3.

4.4.3 All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to any extraordinary non-recurring items of the Company.

4.4.4 The Members are hereby authorized, upon the advice of the Company’s tax counsel, to amend this Section 4 to comply with the Code.

SECTION 5

Management: Rights, Powers, and Duties

5.1 Management. The Company shall be managed by the Members. Except as otherwise provided in this Agreement, each Member shall have the right to act for and bind the Company in the ordinary course of its business.

5.2 Meetings of and Voting by Members.

5.2.1 A meeting of the Members may be called at any time by any Member. Meetings of Members shall be held at the Company’s principal place of business or at any other place designated by the Person calling the meeting. Not less than ten (10) nor more than ninety (90) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice may waive notice before or after the meeting if such Member signs a waiver of the notice which is filed with the records of Members’ meetings, or if such Member is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than a majority of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by his or her duly authorized attorney in fact.

5.2.2 Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of the Members, the affirmative vote of the Members holding a majority or more of the Percentages then held by Members shall be required to approve the matter.

5.2.3 In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding a majority of the Percentages then held by Members.

5.3 Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.4 Duties of Parties.

5.4.1 Each Member shall devote such time to the business and affairs of the Company as is necessary to carry out the Member’s duties set forth in this Agreement.

5.4.2 Except as otherwise expressly provided in Section 4.4.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company or to any Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to their respective rights to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member.

5.4.3 Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms.

5.5 Liability and Indemnification.

5.5.1 A Member shall not be liable, responsible or accountable, in damages or otherwise, to any other Member or to the Company for any act performed by the Member with respect to Company matters, except for fraud, gross negligence, willful misconduct or an intentional breach of this Agreement.

5.5.2 The Company shall indemnify each Member for any act performed by the Member with respect to Company matters, except for fraud, gross negligence, willful misconduct or an intentional breach of this Agreement.

SECTION 6

Transfer of Interests and Withdrawals of Members

6.1 Transfers. No Member may Transfer all, or any portion of, or any interest or rights in, the Membership Rights owned by the Member, and no Interest Holder may Transfer all, or any portion of, or any interest or rights in, any Interest. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section 6.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights.

6.2 Voluntary Withdrawal. No Member shall have the right or power to effect a Voluntary Withdrawal from the Company. Any Member who effectuates a Voluntary Withdrawal in violation of this Agreement shall not be entitled to receive the fair value of the Member’s Interest as of the date of the Voluntary Withdrawal as otherwise provided in Section 18-604 of the Act.

6.3 Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Interest Holder but shall not become a Member. If the Company is continued as provided in Section 7.1.3, the successor Interest Holder shall have all the rights of an Interest Holder but shall not be entitled to receive the fair market value of the Member’s Interest as of the date of the involuntary withdrawal from the Company as otherwise provided in Section 18-604 of the Act.

SECTION 7

Dissolution, Liquidation, and Termination of the Company

7.1 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

7.1.1 upon the unanimous written agreement of the Members; or

7.1.2 upon the sale of all or substantially all the assets of the Company; or

7.1.3 the entry of a decree of judicial dissolution under 6 Del. C. §18-802.

7.2 Procedure for Winding Up and Dissolution. If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in accordance with Section 4.3.

7.3 Filing of Certificate of Cancellation. Upon the completion of the winding up of the affairs of the Company, the Members shall promptly file a Certificate of Cancellation with the office of the Delaware Secretary of State.

SECTION 8

Books, Records, Accounting, and Tax Elections

8.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Members shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2 Books and Records. The Members shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with generally accepted accounting principles and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours for any purpose related to such Member’s interest as a Member.

8.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Members, subject to the requirements and limitations of the Code.

8.4 Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within seventy five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year. At the request of any Member, and at the Member’s expense, the Members shall cause an audit of the Company’s books and records to be prepared by independent accountants for the period requested by the Member.

SECTION 9

General Provisions

9.1 Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Members deem appropriate to comply with the requirements of the Act for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to an Interest Holder at the Interest Holder’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.3 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

9.4 Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

9.5 Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.6 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.7 Jurisdiction and Venue. The parties to this Agreement consent to the exclusive jurisdiction of the courts of, and the exclusivity of arbitration in, the State of California.

9.8 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

9.9 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date set forth hereinabove, effective as of the Effective Date.

MEMBERS:

Date of Signature:	3/20/2013	/s/ Venkat Kalkunte

VENKAT KALKUNTE

Date of Signature:	3/20/2013	/s/ Ramsesh Kalkunte

RAMSESH KALKUNTE

SMARTROVE LLC

Operating Agreement

Exhibit A

List of Members, Capital Contribution, and Percentages

Name and Address	Initial Capital Contribution	Percentages

Venkat Kalkunte	Assignment of Intellectual Property	57.14%
19630 Allendale Ave
PO Box 2536
Saratoga, CA 95070

Ramsesh Kalkunte	Assignment of Intellectual Property	42.86%
19630 Allendale Ave
PO Box 2536
Saratoga, CA 95070

A-1